EXHIBIT 99.1

For Immediate Release

Rentech Announces Fiscal 2008 First Quarter Results
Strong Performance Continues at REMC

LOS ANGELES (February 8, 2008) – Rentech, Inc. (AMEX:RTK) announced today results for its fiscal 2008 first quarter ended December 31, 2007.

Rentech reported revenue of $47.5 million for the first quarter of fiscal 2008, compared to $35.4 million for the comparative quarter in fiscal 2007. Rentech reported a net loss applicable to common shareholders of $23.4 million or ($0.14) per share for the quarter ended December 31, 2007, compared to a net loss applicable to common shareholders of $8.7 million or ($0.06) per share for the quarter ended December 31, 2006. The increase in revenue during the quarter was due to strong demand and a substantial increase in market prices for Rentech Energy Midwest Corporation’s (“REMC”) fertilizer products.

Selling, general and administrative (“SG&A”) expenses were $8.8 million for the fiscal quarter ended December 31, 2007, compared to $6.7 million for the comparable period in fiscal 2007. The change in SG&A expenses was primarily due to costs associated with increased personnel and information technology enhancements. Research and development (“R&D”) expenses for the fiscal quarter ended December 31, 2007 were $16.0 million as compared to $8.4 million for the comparable period in fiscal 2007. Much of the R&D increase was attributable to expenses incurred for the design of, procurement of equipment for and construction of the Company’s Product Demonstration Unit, a fully integrated synthetic fuels demonstration facility in Commerce City, Colorado. Also included in the increase for the current period were expenses incurred for work on advanced catalysts, catalyst separation from crude wax, process optimization and product upgrading. Operating expenses for the quarter included an impairment charge of $8.7 million or ($0.05) per share impact arising from the deferral of the REMC conversion project.

As of December 31, 2007, Rentech had cash and cash equivalents and marketable securities of $57.8 million.

Commenting on the financial results for the first quarter of fiscal 2008, D. Hunt Ramsbottom, President and CEO of Rentech stated, “We are pleased with the continued strong performance of REMC. We expect pricing and demand for REMC products to remain strong for the remainder of the fiscal year.” Mr. Ramsbottom continued, “REMC continues to provide significant cash flows to support Rentech’s synthetic fuels commercialization efforts.”

Results from continuing operations for the first quarter of fiscal 2007 exclude those of Petroleum Mud Logging, LLC (“PML”). Rentech sold PML on November 15, 2006 and thus classified it as a discontinued operation for the period.

The Company will hold a conference call today, February 8, at 10:00 a.m. PST, during which time Rentech's senior management will review the Company's financial results for these periods and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 1-888-215-6982 or 1-913-312-1418 and the pass code 1941426. An audio webcast of the call will be available at www.rentechinc.com within the News and Events portion of the site under the Webcasts and Presentations section. A replay will be available by audio webcast and teleconference from 4:00 p.m. PST on February 8 through midnight PST on February 15. The replay teleconference will be available by dialing 1-888-203-1112 or 1-719-457-0820 and the pass code 1941426.

RENTECH, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in thousands, except per share data)

	Three Months Ended December 31,
	2007	2006

Total Revenues	$47,460	$35,430

Cost of Sales	37,182	31,683

Gross Profit	10,278	3,747

Operating Expenses	33,705	15,230

Operating Loss	$(23,427)	$(11,483)

Total Other Expenses	(10)	(155)

Net Loss from Continuing Operations	$(23,437)	$(11,638)

Net income from discontinued operations	—	225
Gain on sale of discontinued operations	23	2,721
	23	2,946

Net Loss	$(23,414)	$(8,692)

Basic and Diluted Loss per Common Share
Continuing operations	$(0.143)	$(0.082)
Discontinued operations	0.000	0.021
Basic and Diluted Loss per Common Share	$(0.143)	$(0.061)

Basic and Diluted Weighted-Average Number of Common Shares Outstanding	164,431	141,938

About Rentech, Inc.
Rentech, Inc. (www.rentechinc.com), incorporated in 1981, provides clean energy solutions. The Company has developed and patented the Rentech Process which transforms under-utilized domestic energy resources into valuable and clean alternative fuels and chemicals. These energy resources include coal, petroleum coke, biomass and municipal solid waste.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as expectations about continued strong demand and pricing for REMC’s products, its construction of a product demonstration unit and development of additional projects. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements include, the ability of Rentech to have the financial means to fund the proposed construction of synthetic fuels plants, whether Rentech’s proposed product demonstration unit will operate successfully and other risks, including those set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s web site at www.rentechinc.com. The forward-looking statements in this press release are made as of February 8, 2008, and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

For more information
For more information please contact: Julie Dawoodjee, Director of Investor Relations, Rentech, Inc. at 310-571-9800, extension 341, or by email at ir@rentk.com.

10877 Wilshire Blvd. Suite 710, Los Angeles, California, 90024, 310-571-9800, Fax 310-571-9799